SEALE and BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

Wednesday, August 25, 2010

10.0714
0.53729
0001452164
AD11
Jacobsen
8966688

Beta Music Group, Inc.
160 East 65th Street
New York, NY 10065

This letter is to confirm that the client-auditor relationship between Beta Music Group, Inc. (Commission File Number 333-113296) and Seale and Beers, CPAs has ceased. We have recently become aware that on August 6, 2010 Beta Music Group, Inc. filed its annual Form 10-K with an audit report from Malonebailey, LLP without prior contact with us. Company has not filed proper 8-K for Changes in Registrant's Certifying Accountant.

Sincerely,

Seale and Beers CPAs

Seale and Beers, CPAs

cc: Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth St. NW
Washington, DC 20549
Via fax: 202-772-9252
Or 202-772-9251